Consent of Independent Auditors


The Board of Directors
Leslie Building Products, Inc.

We consent to incorporation by reference in the registration statements (No. 33-97702, No. 33-97704) on Form S-8 of Leslie Building Products, Inc. of our report dated February 18, 1998, relating to the consolidated balance sheets of Leslie Building Products, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related financial statement schedule, appearing in the December 31, 1997, annual report on Form 10-K of Leslie Building Products, Inc.


                                     /s/ KPMG Peat Marwick LLP

Stamford, Connecticut
March 27, 1998